EXHIBIT 99.1

FOR FURTHER INFORMATION:	RE:	FTI Consulting, Inc.
900 Bestgate Road
Annapolis, MD 21401
(410) 224-8770

AT FTI CONSULTING:	AT FINANCIAL RELATIONS BOARD:

Jack Dunn	Marilyn Windsor	Lisa Fortuna	Tim Grace
President & CEO	General Inquiries	Analyst Inquiries	Media Inquiries
(410) 224-1483	(702) 515-1260	(312) 640-6779	(312) 640-6667

FOR IMMEDIATE RELEASE

WEDNESDAY, OCTOBER 27, 2004

FTI CONSULTING, INC. ANNOUNCES THIRD-QUARTER, NINE-MONTH RESULTS

Reports $104.4 Million in Revenues, Diluted EPS of $0.26;

Updates 2004 Outlook; Extends Share Repurchase Program

ANNAPOLIS, MD, October 27, 2004—FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting, today reported its results for the third quarter and nine months ended September 30, 2004. The company also updated its outlook for the fourth quarter and full year 2004.

Third-Quarter Results

Revenues for the third quarter of 2004 were $104.4 million compared with $83.6 million from continuing operations for the third quarter of 2003, an increase of 24.9 percent. Income from operations was $20.6 million compared with $26.3 million from continuing operations in the comparable quarter last year, a 21.7 percent decrease, and earnings per diluted share were $0.26 compared with $0.36 from continuing operations last year, a decrease of 27.8 percent. FTI’s estimated combined federal and state income tax rate for 2004 increased to 41.6 percent from the 40.9 percent rate originally anticipated based on its annual review of the states where the company does business. Income tax expense for the third quarter included an additional $422,000, or $0.01 per share, to reflect the year-to-date revised rate.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $24.2 million compared with $28.5 million from continuing operations in the prior year, a decrease of 15.1 percent. Although EBITDA is not a measure of financial condition or performance determined in accordance with Generally Accepted Accounting Principles, the company believes that the use of EBITDA as a supplemental financial measure is indicative of the company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations.

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Cash flow provided by operations was $29.7 million compared with $28.5 million in the third quarter of 2003. At September 30, 2004, FTI had cash and cash equivalents of approximately $9.0 million. Total long-term debt at September 30, 2004 was $110.0 million, down from $124.8 million at June 30, 2004. During the third quarter, the company repurchased 300,000 shares of common stock at an average price of $16.58 per share, for an aggregate of approximately $5.0 million. At September 30, 2004, the remaining amount authorized under the company’s current share repurchase program was approximately $36.6 million.

Total headcount at September 30, 2004 was 1,015. Billable headcount of 726 was approximately the same as June 30, 2004. Utilization of billable personnel was 75 percent for the third quarter, and average rate per hour for the quarter increased to $361 from $349 for the second quarter of 2004.

Commenting on the results for the quarter, Jack Dunn, FTI’s president and chief executive officer, said, “We were pleased with our third quarter results, especially the revenues, given that this quarter is normally our weakest due to staff and client vacations. Revenues were particularly strong in our corporate finance/restructuring segment, which continues to recover and diversify the sources from which its revenues are derived, including its nascent interim management, merger and acquisition, creditors’ rights, and transaction support practices. Our profits were also solid, even as we continued to make significant investments in new practices and senior-level personnel, such as those in corporate finance/restructuring as mentioned above, as well as in homeland security, electronic evidence, and data repository consulting. These investments should prove very positive for our future as they gain traction after their initial ramp-up periods.”

Third-Quarter Business Segment Results

FTI’s three major business practices—corporate finance/restructuring, forensic and litigation consulting, and economic consulting—began reporting as segments beginning with the first quarter of 2004 in accordance with generally accepted accounting principles under Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. In 2003, FTI’s business practices were not operated as segments, and accordingly the company did not report results of operations by segment. The accompanying table reports revenues and EBITDA by segment for the third quarter and nine months of 2004, as well as associated segment business metrics, and for the third quarter and nine months of 2003 reports only revenues and associated business metrics by major practice area, which are estimates derived from classifying client engagements by the principal nature of the service.

For the third quarter, corporate finance/restructuring revenues were strong at $40.4 million. While 30.9 percent less than the $58.5 million recorded in the 2003 third quarter, revenues were essentially flat when allowance is made for the revenues lost after a group of professionals in the company’s restructuring practice departed in the first quarter of 2004. EBITDA margin was 33.6 percent for the third quarter of 2004, and improved sequentially from 31.9 percent in the prior quarter, primarily as a result of the strong revenues in the company’s traditional restructuring business that also supported the significant investments in its transaction advisory, interim management and merger and acquisition practices.

Forensic and litigation consulting revenues increased 95.6 percent to $44.0 million in the third quarter

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from $22.5 million last year as a result of organic growth and the acquisitions of the former dispute advisory business of KPMG (DAS) and Ten Eyck Associates in the fourth quarter of 2003. This segment’s third-quarter EBITDA margin of approximately 26.6 percent reflected a sequential quarterly decrease from 31.5 percent primarily due to staff and client seasonal factors, as well as continued investments in key new personnel and the development of new and/or expanded offerings in homeland security, electronic evidence, and data repository consulting.

Economic consulting revenues were $20.0 million in the third quarter of 2004, increasing 669.2 percent from $2.6 million in the third quarter of 2003 as a result of the acquisition of Lexecon late in the fourth quarter of 2003 and its organic growth. This segment’s EBITDA margin of 16.8 percent in the third quarter reflects a quarterly sequential decrease from 24.1 percent due primarily to seasonal factors and a temporary slowdown in the company’s legacy telecommunications and other regulatory consulting practices.

Dominic DiNapoli, FTI’s executive vice president and chief operating officer, commented, “Corporate finance/restructuring results for the third quarter exceeded our top and bottom-line expectations. We attribute its strong performance this quarter to the successful execution of its business strategy rather than to any general improvement in the market for restructuring services, which we continue to believe will begin to improve sometime during 2005. Our litigation and forensic consulting practice continued to grow, but not yet to its full future potential. The temporary slowdown in our legacy economic consulting practice has shown signs of recovery as we enter the fourth quarter.”

Nine-Month Results

Revenues were $322.1 million, an increase of 15.2 percent compared with $279.5 million from continuing operations for the nine months ended September 30, 2003. Income from continuing operations declined 29.0 percent to $64.6 million from $91.0 million in the comparable period last year, and earnings per share declined 33.6 percent to $0.83 on a diluted basis compared with $1.25 from continuing operations last year. As noted above, FTI’s estimated combined federal and state income tax rate for 2004 increased to 41.6 percent from the 40.9 percent rate originally anticipated.

EBITDA was $75.4 million compared with $97.6 million from continuing operations in the prior year, a decrease of 22.7 percent. Cash flow provided by operations was $30.2 million in the nine months ended September 30, 2004 compared with $85.5 million in the nine months ended September 30, 2003. As previously reported, cash flow from operations was reduced by several one-time events in the 2004 first quarter, including approximately $7.0 million to provide working capital for one of the company’s late-2003 acquisitions, and approximately $10.0 million of retainers returned to clients in connection with the first-quarter personnel departures.

As expected, corporate finance/restructuring revenues for the nine months ended September 30, 2004 were below the year-ago period, falling 37.3 percent to $123.3 million from $196.7 million as a result of the reduced volume of new business in the restructuring market, as well as the departure of a number of professionals in the company’s restructuring practice.

Forensic and litigation consulting revenues increased 81.2 percent to $133.9 million in the nine months ended September 30, 2004, from $73.9 million last year as a result of organic growth and the acquisitions of DAS and Ten Eyck Associates in the fourth quarter of 2003.

Economic consulting revenues increased 630.3 percent to $65.0 million in the nine months ended

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September 30, 2004, from $8.9 million in the nine months ended September 30, 2003 as a result of the acquisition of Lexecon late in the fourth quarter of 2003 and its organic growth.

Outlook for the Fourth Quarter and Full-Year 2004

The company confirmed its prior estimate of total revenues for the fourth quarter and full-year 2004. Revenues are expected to range from $107.0 million to $123.0 million, and $429.0 million to $445.0 million, respectively. Earnings per diluted share for the fourth quarter and full-year 2004 are now anticipated to range from $0.32 to $0.36, and from $1.15 to $1.19, respectively, before, as previously reported, an expected one-time non-cash charge of approximately $3.2 million, or $0.04 per share, during the fourth quarter, in connection with the move to the company’s new facilities in New York. Factors affecting this revised earnings outlook are 1) the above-mentioned changes in the company’s income tax rate, 2) greater than anticipated costs of compliance with Sarbanes-Oxley, 3) the investments for the future in new practices and professionals, and 4) changes in the company’s business mix as a result of stronger than expected results for the corporate finance/restructuring segment and slower than anticipated traction in its forensic and litigation practice.

EBITDA for the fourth quarter and the full-year 2004 is now expected to range from $29.0 million to $33.0 million, and from $104.0 million to $108.0 million, respectively. The company also now expects cash flow from operations to range from $64.0 million to $69.0 million for the full-year 2004. A table reflecting this overall outlook, and for each of FTI’s three business segments, is attached.

Share Repurchase Program

FTI’s Board of Directors has extended the company’s share repurchase program through October 31,2005, authorizing the repurchase of up to $36.6 million of the company’s common shares through open market or privately negotiated transactions. The program will continue to be funded with a combination of cash on hand, existing credit lines and/or new credit facilities.

Third-Quarter Conference Call

FTI will hold a conference call to discuss third-quarter results and management’s outlook for the rest of 2004 at 11:00 a.m. Eastern time on Thursday, October 28, 2004. The call can be accessed live and will be available for replay over the Internet by logging onto www.vcall.com as well as on the company’s website, www.fticonsulting.com, for 90 days.

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting. Strategically located in 24 of the major US cities and London, FTI’s total workforce of approximately 1,000 employees includes numerous PhDs, MBA’s, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and

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other risks described in the company’s filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(in thousands, except per share data)

	Three Months Ended
	September 30, 2004	September 30, 2003
	(unaudited)
Revenues	$104,433	$83,593

Direct cost of revenues	56,677	37,388
Selling, general and administrative expenses	25,892	19,165
Amortization of other intangible assets	1,244	775

	83,813	57,328

Operating income	20,620	26,265

Interest expense, net	1,375	845

Income from continuing operations before income tax provision	19,245	25,420

Income tax provision	8,294	10,295

Income from continuing operations	10,951	15,125

Income from operations of discontinued operations, net of income taxes(1)	—	(267)
Loss from sale of discontinued operations, net of income taxes	—	304

Loss from discontinued operations	—	37

Net income	$10,951	$15,162

Earnings per common share - basic
Income from continuing operations	$0.26	$0.36
Loss from discontinued operations	—	—

Net income	$0.26	$0.36

Weighted average common shares outstanding - basic	42,134	41,764

Earnings per common share - diluted
Income from continuing operations	$0.26	$0.36
Loss from discontinued operations	—	$—

Net income	$0.26	$0.36

Weighted average common shares outstanding - diluted	42,479	42,585

(1) Revenues included in discontinued operations were $6,495 for the three months ended September 30, 2003. Supplemental Financial Data

	September 30, 2004	September 30, 2003
	(in thousands)
EBITDA from continuing operations(2)
EBITDA Reconciliation:
EBITDA from continuing operations	$24,160	$28,471
Depreciation and other amortization	2,296	1,431
Amortization of other intangible assets	1,244	775

Operating income	20,620	26,265
Interest expense, net	1,375	845
Income taxes	8,294	10,295

Income from continuing operations	10,951	15,125
Loss from discontinued operations	—	37

Net income	$10,951	$15,162

(2)	EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure defined as operating income before depreciation and amortization. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(in thousands, except per share data)

	Nine Months Ended
	September 30, 2004	September 30, 2003
	(unaudited)
Revenues	$322,118	$279,470

Direct cost of revenues	176,852	126,998
Selling, general and administrative expenses	76,490	59,119
Amortization of other intangible assets	4,220	2,325

	257,562	188,442

Operating income	64,556	91,028

Interest expense, net	4,178	3,416

Income from continuing operations before income tax provision	60,378	87,612

Income tax provision	25,117	35,485

Income from continuing operations	35,261	52,127

Income from operations of discontinued operations, net of income taxes(1)	—	1,649
Loss from sale of discontinued operations, net of income taxes	—	(6,971)

Loss from discontinued operations	—	(5,322)

Net income	$35,261	$46,805

Earnings per common share - basic
Income from continuing operations	$0.84	$1.28
Loss from discontinued operations	—	(0.13)

Net income	$0.84	$1.15

Weighted average common shares outstanding - basic	42,135	40,597

Earnings per common share - diluted
Income from continuing operations	$0.83	$1.25
Loss from discontinued operations	—	$(0.13)

Net income	$0.83	$1.12

Weighted average common shares outstanding - diluted	42,534	41,806

(1)	Revenues included in discontinued operations were $24,011 for the nine months ended September 30, 2003.

Supplemental Financial Data

	September 30, 2004	September 30, 2003
	(in thousands)
EBITDA from continuing operations(2)
EBITDA Reconciliation:
EBITDA from continuing operations	$75,423	$97,640
Depreciation and other amortization	6,647	4,287
Amortization of other intangible assets	4,220	2,325

Operating income	64,556	91,028
Interest expense, net	4,178	3,416
Income taxes	25,117	35,485

Income from continuing operations	35,261	52,127
Loss from discontinued operations	—	(5,322)

Net income	$35,261	$46,805

(2)	EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure defined as operating income before depreciation and amortization. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2004 AND DECEMBER 31, 2003

(in thousands, except per share amounts)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$8,987	$5,765
Accounts receivable
Billed	90,460	69,095
Unbilled	39,025	34,672
Allowance for doubtful accounts	(19,977)	(20,045)

	109,508	83,722
Other current assets	13,548	9,716

Total current assets	132,043	99,203

Property and equipment, net	20,684	20,757
Goodwill, net	515,398	514,544
Other intangible assets, net	6,238	10,137
Other assets	17,180	15,924

Total assets	$691,543	$660,565

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable, accrued expenses and other	$14,681	$18,869
Accrued compensation	35,375	32,815
Current portion of long-term debt	20,000	16,250
Billings in excess of services provided	8,772	16,336

Total current liabilities	78,828	84,270

Long-term debt, less current portion	90,000	105,000
Deferred income taxes and other liabilities	33,433	16,139

Stockholders' equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—

Common stock, $0.01 par value; 75,000 shares authorized; 42,391 shares issued and outstanding in 2004 and 42,253 shares issued and outstanding in 2003	424	423
Additional paid-in capital	331,907	332,823
Unearned compensation	(5,977)	(5,733)
Retained earnings	162,928	127,667
Accumulated other comprehensive loss	—	(24)

Total stockholders' equity	489,282	455,156

Total liabilities and stockholders' equity	$691,543	$660,565

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(in thousands)

	September 30, 2004	September 30, 2003
Operating activities
Net income	$35,261	$46,805
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and other amortization	6,647	4,682
Amortization of other intangible assets	4,220	2,325
Provision for doubtful accounts	5,390	5,213
Income tax benefit from stock option exercises and other stock-based compensation	2,102	11,173
Loss from sale of discontinued operations	—	6,971
Non-cash interest and other	851	2,071
Changes in operating assets and liabilities
Accounts receivable	(30,590)	2,286
Prepaid expenses and other current assets	(5,180)	(739)
Accrued compensation expense	2,560	(4,805)
Billings in excess of services provided	(7,564)	(1,383)
Income taxes payable	4,841	4,492
Accounts payable and other liabilities	11,694	6,404

Net cash provided by operating activities	30,232	85,495

Investing activities
Purchases of property and equipment	(6,694)	(7,988)
Cash received from sale of discontinued operations	—	12,150
Payments for acquisition of businesses, including contingent payments and acquisition costs	(1,247)	(408)
Change in other assets	(610)	105

Net cash (used in) provided by investing activities	(8,551)	3,859

Financing activities
Issuance of common stock, net of offering costs	—	99,223
Issuance of common stock under equity compensation plans	2,638	12,006
Purchase and retirement of common stock	(9,329)	—
Borrowings under long-term debt arrangements	43,500	—
Repayments of long-term debt	(54,750)	(76,954)
Payments of capital lease obligations and other	(518)	(117)

Net cash (used in) provided by financing activities	(18,459)	34,158

Net increase in cash and cash equivalents	3,222	123,512
Cash and cash equivalents, beginning of period	5,765	9,906

Cash and cash equivalents, end of period	$8,987	$133,418

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FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(unaudited)

	Revenues	EBITDA before Corporate Expenses	Utilization	Average Rate	Billable Headcount
	(in thousands)
Three Months Ended September 30, 2004
Forensic and Litigation Consulting	$44,035	$11,708	71%	$285	348
Corporate Finance/Restructuring	40,409	13,557	84%	$458	230
Economic Consulting	19,989	3,354	70%	$374	148

	$104,433	28,619	75%	$361	726

Corporate expenses		(4,459)

		$24,160

Nine Months Ended September 30, 2004
Forensic and Litigation Consulting	$133,890	$38,737	74%	$285	348
Corporate Finance/Restructuring	123,272	38,816	84%	$434	230
Economic Consulting	64,956	14,112	79%	$375	148

	$322,118	91,665	78%	$353	726

Corporate expenses		(16,242)

		$75,423

Three Months Ended September 30, 2003					estimated
Forensic and Litigation Consulting	$22,545	n/a	72%	$288	221
Corporate Finance/Restructuring	58,484	n/a	82%	$420	322
Economic Consulting	2,564	n/a	83%	$300	25

	$83,593	$33,245	78%	$362	568

Corporate expenses		(4,774)

		$28,471

Nine Months Ended September 30, 2003					estimated
Forensic and Litigation Consulting	$73,862	n/a	79%	$277	221
Corporate Finance/Restructuring	196,743	n/a	89%	$414	322
Economic Consulting	8,865	n/a	92%	$266	25

	$279,470	$112,018	85%	$351	568

Corporate expenses		(14,378)

		$97,640

n/a - data not available

Outlook for 2004
Forensic and Litigation Consulting	$180,000	$53,000	77%	$298	385
Corporate Finance/Restructuring	165,000	56,000	82%	$420	236
Economic Consulting	92,000	21,000	79%	$376	151

	$437,000	130,000	78%	$356	772

Corporate expenses		(24,000)

		$106,000